UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2012

HSN, INC.

(Exact name of registrant as specified in charter)

Delaware	001-34061	26-2590893
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 HSN Drive, St. Petersburg, Florida 33729		33729
(Address of principal executive offices)		(Zip Code)

(727) 872-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On April 24, 2012, HSN, Inc. (the “Company”) entered into a Credit Agreement with Bank of America, N.A., as Administrative Agent and Collateral Agent; JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, and Barclays Bank PLC, each as a Syndication Agent; Branch Banking & Trust, Regions Bank, and Union Bank, each as a Documentation Agent; and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and Barclays Bank PLC, as Joint Lead Arrangers and Joint Book Managers (the “New Credit Agreement”). The New Credit Agreement replaces the Company’s prior Credit Agreement dated as of July 25, 2008.

The New Credit Agreement, among other things (i) provides for a $350 million revolving credit facility and $250 million in delayed draw term loans, each with a maturity date of April 24, 2017, (ii) provides for an interest rate on borrowings, commitment fees and letter of credit fees based on the Company’s and its subsidiaries’ consolidated leverage ratio, and (iii) may be increased to up to $850 million, subject to certain conditions. The New Credit Agreement includes various covenants, limitations and events of default customary for similar facilities for similarly rated borrowers, including a maximum leverage ratio and a minimum interest coverage ratio. The interest rate on the New Credit Agreement is based on (at the Company’s election) either LIBOR plus a predetermined margin that ranges from 1.50% to 2.25%, or the Base Rate as defined in the New Credit Agreement plus a predetermined margin that ranges from 0.50% to 1.25%, in each case based on the Company’s leverage ratio.

Pursuant to the New Credit Agreement, certain subsidiaries of the Company (the “Subsidiary Guarantors”) have agreed to guarantee the Company’s obligations under the New Credit Agreement. In addition, the Company and certain Subsidiary Guarantors have entered into a Pledge Agreement pursuant to which they have agreed to pledge, subject to certain exceptions, 100% of the voting equity securities of their U.S. subsidiaries and 65% of their first-tier foreign subsidiaries to secure the obligations under the New Credit Agreement.

Copies of the New Credit Agreement and Pledge Agreement are attached to this Current Report as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by this reference. The description of the New Credit Agreement and Pledge Agreement above are qualified in their entirety by reference to the complete terms and conditions of the New Credit Agreement and the Pledge Agreement.

Item 2.01	Termination of a Material Definitive Agreement

On April 24, 2012, in connection with the Company’s entry into the New Credit Agreement described in Item 1.01 above, the Company terminated the Credit Agreement dated July 25, 2008 among the Company, as Borrower, certain subsidiaries of the Company as Guarantors, the lenders party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent.

In connection with the termination of this Credit Agreement, the Company will write-off approximately $1.2 million of unamortized deferred financing costs in the second quarter.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

See the discussion set forth in Item 1.01, “Entry into a Material Definitive Agreement,” of this Current Report on Form 8-K, which discussion is incorporated herein by this by reference.

Item 7.01	Regulation FD Disclosure

On April 25, 2012, the Company issued a press release announcing its entry into the New Credit Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference in this Item 7.01.

The information contained in this Item 7.01, including Exhibit 99.1 shall not be deemed “filed” with the U.S. Securities and Exchange Commission nor incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

10.1 Credit Agreement dated as of April 24, 2012, among HSN, Inc., as Borrower; Bank of America, N.A., as Administrative Agent and Collateral Agent; JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, and Barclays Bank PLC, each as a Syndication Agent; Branch Banking & Trust, Regions Bank, and Union Bank, each as a Documentation Agent; and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and Barclays Bank PLC, as Joint Lead Arrangers and Joint Book Managers.

10.2 Pledge Agreement dated as of April 24, 2012, by the Credit Parties (as defined in the New Credit Agreement) and Bank of America, N.A., as Collateral Agent.

99.1 Press Release dated April 25, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HSN, INC.

Dated: April 25, 2012

	By:	/s/ Judy A. Schmeling
Judy A. Schmeling
Executive Vice President and
Chief Financial Officer

4